PRODUCT SUPPLEMENT NO. 1 dated February 5, 2010 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

EKSPORTFINANS ASA

Reverse Convertible Notes

         We may offer and sell reverse convertible notes linked to underlying reference shares from time to time. This product supplement describes terms that will apply generally to the reverse convertible notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the applicable terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the applicable terms supplement will supersede.

      The notes will have the following general terms:

•

The notes may have a fixed or floating interest rate or may pay no interest, in each case as specified in the applicable terms supplement. Any interest on the notes will be paid on the dates set forth in the applicable terms supplement.

•

The Redemption Amount of the notes at maturity will be based upon the performance of the reference shares specified in the applicable terms supplement. If the applicable terms supplement specifies a Knock-In Level and either (a) the closing price of the reference shares is not less than the Knock-In Level on any day during the term of the notes or (b) (i) the closing price of the reference shares is less than the Knock-In Level on any day during the term of the notes and (ii) the Final Reference Level of the reference shares is greater than or equal to the Initial Reference Level, you will receive a cash payment equal to 100% of the face amount of your notes at maturity. Otherwise, you will receive the Share Redemption Amount, which will be a number of reference shares per $1,000 face amount of notes equal to $1,000 divided by the Initial Reference Level, all as more fully described herein and in the applicable terms supplement. If the applicable terms supplement does not specify a Knock-In Level, the terms supplement will specify the manner in which the Redemption Amount will be determined.

•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable terms supplement.

•	The applicable Maturity Date will be specified in the applicable terms supplement, subject to postponement in the event of certain market disruption events.

      For important information about tax consequences, see “Taxation in the United States” beginning on page PS-16.

      Investing in the reverse convertible notes involves a number of risks. See “Risk factors” beginning on page PS-9.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

      In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the applicable terms supplement and this product supplement and with respect to Eksportfinans. We have not authorized anyone to give you any additional or different information. The information in the applicable terms supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

      The notes described in the applicable terms supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The applicable terms supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

      In this product supplement and the accompanying prospectus supplement and prospectus, “Eksportfinans”, the “Company”, “we,” “us” and “our” refer to Eksportfinans ASA and “agent(s)” refer to any agent(s) for sales of notes identified in the applicable terms supplement.

      We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

      You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

ii

DESCRIPTION OF NOTES

      The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of debt securities” in the accompanying prospectus supplement and “Description of debt securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned in the accompanying prospectus supplement, prospectus and the applicable terms supplement. The term “note” refers to each $1,000 face amount of our reverse convertible notes.

General

      The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the applicable terms supplement. We will issue the notes under an indenture dated February 20, 2004, as may be amended or supplemented from time to time, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

      The return on the notes will be based on the performance of certain “reference securities” (the Reference Shares) specified in the applicable terms supplement, as described below under “— Payment at maturity”. The applicable terms supplement will provide summary information regarding the business of the issuer(s) of the Reference Shares based on its publicly available documents and certain historical price information on the Reference Shares.

      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

      The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

      The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable terms supplement. The face amount and issue price of each note is $1,000, unless otherwise specified in the applicable terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (DTC) or its nominee, as described under “Description of Notes — Global securities” in the prospectus.

      The specific terms of the notes will be described in the applicable terms supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the applicable terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the applicable terms supplement will supersede.

Interest

      Any interest on the notes will be paid on the dates (each, an Interest Payment Date) and at the rates specified in the applicable terms supplement. The regular record date relating to any Interest Payment Date will be specified in the applicable terms supplement. Unless otherwise specified in the applicable terms supplement, each interest payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will include amounts accrued from and including the Original Issue Date (as defined in the applicable terms supplement) or the last date on which interest has been paid, to but excluding the Interest Payment Date. If a stated Interest Payment Date is not a Business Day, then the date for that Interest Payment Date will be the first following day that is a Business Day. If the applicable Maturity Date is extended as described below due to a Market Disruption Event, no interest will be paid from the originally scheduled Maturity Date until the extended Maturity Date.

Payment at maturity

      The applicable Maturity Date for the notes will be set forth in the applicable terms supplement and is subject to adjustment if such day is not a Business Day or if the applicable Determination Date is postponed as described below.

      Unless otherwise specified in the applicable terms supplement, the Redemption Amount payable on the applicable Maturity Date on any notes will be:

•

if the official closing price of the Reference Shares quoted by the Relevant Exchange has not been below or, if specified in the applicable terms supplement, equal to, the Knock-In Level on any Trading Day during the period from the applicable Trade Date up to and including the applicable Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of 100% of the face amount of the notes, or

•

if the Knock-In Level Trigger has occurred, (a) a cash payment of 100% of the face amount of the notes, if the Final Reference Level on the applicable Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, if the Final Reference Level on the applicable Determination Date is less than the Initial Reference Level.

      If the Redemption Amount is payable in shares of the Reference Share and we determine that we are prohibited from delivering shares of the Reference Share, or that it would otherwise be unduly burdensome to deliver shares of the Reference Share, then on the Maturity Date, we will pay a cash amount per note equal to the Final Reference Level on the Determination Date multiplied by the number of shares of the Reference Share into which each note is redeemable. Any such determination will be made in our sole discretion.

      Unless otherwise specified in the applicable terms supplement, the “official closing price” on any trading day will equal the closing price of the Reference Shares or any replacement shares (as defined below) or alternative calculation of the closing price of the Reference Shares described under “The Reference Shares — Market Disruption Event” at the regular official weekday close of the Relevant Exchange.

      The Initial Reference Level will be, unless otherwise specified in the applicable terms supplement, the official closing price per Reference Share on the applicable Trade Date, or such other date or dates as specified in the applicable terms supplement, quoted by the Relevant Exchange, as determined by the calculation agent in its sole discretion.

      The Final Reference Level will be, unless otherwise specified in the applicable terms supplement, the official closing price per Reference Share on the applicable Determination Date quoted by the Relevant Exchange, as determined by the calculation agent in its sole discretion.

      The Relevant Exchange will be the primary organized U.S. securities exchange or trading market for the Reference Shares as determined by the calculation agent from time to time in its sole discretion. The Relevant Exchange on the applicable Trade Date will be specified in the applicable terms supplement.

      The Knock-In Level, if specified in the applicable terms supplement, will be equal to a certain percentage of the Initial Reference Level.

      The Share Redemption Amount will be a number of reference shares per $1,000 face amount of notes equal to $1,000 divided by the Initial Reference Level.

      A Trading Day is, unless otherwise specified in the applicable terms supplement, a day on which the Relevant Exchange is (or, but for the occurrence of a Market Disruption Event, would have been) open for trading, except for any day on which trading on the Relevant Exchange is scheduled to close prior to its regular weekday closing time.

      A Business Day is, unless otherwise specified in the applicable terms supplement, any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law to close in London or New York.

      The Trade Date will be specified in the applicable terms supplement.

      The Determination Date will be specified in the applicable terms supplement. If the applicable Determination Date is not a Trading Day or if there is a Market Disruption Event on such day, that Determination Date will be postponed to the next Trading Day on which a Market Disruption Event is not in effect, but in no event will the Determination Date be postponed by more than five Trading Days, unless otherwise specified in the applicable terms supplement. If the applicable Determination Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Determination Date. If the calculation agent determines that the Final Reference Level is not available on the Determination Date as so postponed, either because of a Market Disruption Event or for any other reason, the calculation agent will nevertheless determine the Final Reference Level by determining in its sole discretion the price of the Reference Shares that would have prevailed but for the occurrence of a Market Disruption Event as of that fifth trading day, having regard to the then prevailing market conditions, the last reported, published or traded price of the Reference Shares and other such factors as the calculation agent in its sole discretion considers relevant.

      The Maturity Date will be set forth in the applicable terms supplement. The scheduled Maturity Date (as specified in the applicable terms supplement) is subject to adjustment in the event of a Market Disruption Event on the applicable Determination Date, in which case the applicable Maturity Date will be the third Business Day following the applicable Determination Date, as so postponed, unless otherwise specified in the applicable terms supplement. If the applicable Maturity Date is not a Business Day, then that Maturity Date will be the first following day that is a Business Day. We describe Market Disruption Events under “Description of notes — Market Disruption Events.”

      We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Market Disruption Events

      Unless otherwise specified in the applicable terms supplement, any of the following will be a Market Disruption Event:

•

the occurrence or existence (as determined by the calculation agent in its sole discretion) on any Trading Day at any time during the one-half hour period prior to the scheduled closing time of the Relevant Exchange of

(a)

any suspension of, limitation imposed on or impairment occurring with respect to, (1) trading in the Reference Shares on the Relevant Exchange or any other exchange on which the Reference Shares are listed or quoted or (2) trading in any options or futures contracts on or relating to the Reference Shares on any exchange on which those contracts are traded, in either case whether by reason of movements in price exceeding limits permitted by that exchange or quotation system or otherwise, or

(b)

any event that disrupts the ability of market participants in general to effect transactions in the Reference Shares on the Relevant Exchange or in options or futures contracts on or relating to the Reference Shares on any exchange on which those contracts are traded. Such disruptions may include, but are not limited to (1) the temporary closure and re-opening of that exchange, (2) a systems failure of the trading, communications and connectivity systems to that exchange and (3) a relocation of trading of the Reference Shares from the Relevant Exchange to another exchange or quotation system, or

•

the closure on any Trading Day of the Relevant Exchange, or any exchange or quotation system on which options or futures contracts on or relating to the Reference Shares are traded, prior to its scheduled closing time if the calculation agent in its sole discretion determines that that earlier closing has an effect on the trading market for the Reference Shares (or for options or futures contracts on or relating to the Reference Shares). For this purpose, a “scheduled closing time” is any regular weekday closing time or any other closing time announced by the exchange if such closing time is announced not less than one hour before the regular weekday closing time of the that exchange or quotation system, or

•	a general moratorium is declared in respect of banking activities in the country of incorporation of the issuer of the Reference Shares,

and, in the determination of the calculation agent in its sole discretion, any of the foregoing is material. In determining what is “material” the calculation agent may have regard to such circumstances as it in its sole discretion deems appropriate, including any hedging arrangements we, the agent or any of its affiliates may have in relation to the notes.

      A limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or quotation system, but a limitation on trading imposed during the course of the day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or quotation system may, if determined by the calculation agent in its sole discretion to be material, constitute a Market Disruption Event.

      The calculation agent will as soon as practicable notify us, the trustee for the notes, DTC and the paying agent for the notes of the occurrence of a Market Disruption Event on any day that, but for the occurrence of a Market Disruption Event, would have been the applicable Determination Date.

Settlement Disruption Events

      A Settlement Disruption Event is an event beyond our reasonable control, including but not limited to the non-delivery by the hedge counterparty under any hedge agreement that is entered into by us relating to the notes, as a result of which we cannot in a commercially reasonable manner procure delivery of the Reference Shares to the noteholders as otherwise required by the terms of the notes.

      Unless otherwise specified in the applicable terms supplement, if the calculation agent determines in its sole discretion that a Settlement Disruption Event has occurred or is continuing on the applicable Maturity Date, then any required delivery of Reference Shares will be postponed to the next date on which no Settlement Disruption Event is in effect, so long as that date occurs within the 60 Business Days immediately following the applicable Maturity Date. If no such date on which a Settlement Disruption Event is not in effect has occurred by the close of business on the 59th Business Day immediately following the applicable Maturity Date, then the calculation agent will determine in its sole discretion on the 60th Business Day whether or not the Reference Shares can be delivered in any other commercially reasonable manner on a date within a reasonable period (the Delivery Date) and notify our delivery agent of that determination.

•	If that determination is affirmative, the delivery agent on our behalf will deliver the Reference Shares to noteholders in the manner so determined by the calculation agent on the Delivery Date, or

•

If that determination is negative, we will, in lieu of delivering the Reference Shares in respect of the notes, redeem all notes by paying pro rata to the noteholders a cash amount that the calculation agent determines in its sole discretion is equal to the fair market value of the Reference Shares otherwise deliverable as of the date on which the calculation agent notifies the delivery agent of its determination less the cost to us of unwinding or amending any related underlying hedging arrangements. In that case, the redemption will be made on a date determined by the calculation agent to be within a reasonable period.

      No noteholder will be entitled to any additional payment, whether of interest or otherwise, on the notes in the event that we deliver Reference Shares after the applicable Maturity Date following a Settlement Disruption Event or redeem the notes in accordance with these provisions, and we will have no liability in respect thereof.

      Furthermore, if on the applicable Determination Date the calculation agent determines in its sole discretion that the market for the Reference Shares is so illiquid that we cannot deliver the requisite number of the Reference Shares to the noteholders on the Delivery Date, we will, in lieu of delivering the Reference Shares in respect of the notes, redeem all notes on the applicable Maturity Date by paying pro rata to the noteholders a cash amount which the calculation agent determines in its sole discretion is equal to the fair economic value of the Reference Shares otherwise deliverable as of the applicable Determination Date taking such illiquidity into consideration. The calculation agent will as soon as reasonably practicable notify us and the trustee and paying agent for the notes, explaining the relevant matters.

Adjustment Events

      Unless otherwise specified in the applicable terms supplement, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event

      Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•

a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of the Reference Shares equally or proportionately with such payments to holders of Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of the Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by the issuer of the Reference Shares in respect of Reference Shares that are not fully paid,

•

a repurchase by or on behalf of the issuer of the Reference Shares or any of its subsidiaries of Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•

in respect of the issuer of the Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of the Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•

the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of the issuer of the Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.

      Following the declaration by the issuer of the Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of the Reference Shares and, if so, will:

•

make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.

      The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.

      Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event

      Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•

consolidation, amalgamation or merger of the issuer of the Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of the Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•

other takeover offer for the issuer of the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all the Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.

      In respect of each Merger Event, the following terms have the meanings given below:

•

Merger Date means the date upon which all holders of the Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of Reference Shares,

•

Share-for-Share means that the consideration for the Reference Shares consists or, at the option of the holder of the Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares (New Shares) issued in connection with the merger,

•	Share-for-Other means that the consideration for the Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.

      If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to the Reference Shares and the issuer of the New Shares is not the issuer of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the Reference Shares to include the relevant quantity of the New Shares to which a holder of Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be the Reference Shares,

•

the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for the Reference Shares to the Initial Reference Level for the Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

      Spot Price means:

•

in relation to the Reference Shares, the last official reported price for the Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Nationalization or Insolvency, and

•

in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, on the first Trading Day following the relevant Delisting, Merger Event, Nationalization or Insolvency.

      If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of the Reference Shares occurs in relation to the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the Reference Shares by substituting the Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be the Reference Shares,

•

the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for the Reference Shares to the Initial Reference Level for the Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Delisting, Nationalization or Insolvency

      Delisting means, in relation to the Reference Shares, that the Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.

      Nationalization means that all the Reference Shares or all or substantially all the assets of the issuer of the Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

      Insolvency means, in relation to the Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of the Reference Shares, (a) all holdings of the Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of the Reference Shares become subject to a legal prohibition on their transfer.

      If a Delisting, Nationalization or Insolvency occurs in relation to the Reference Shares, the calculation agent in its sole discretion will substitute the Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be the Reference Shares,

•

the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for the Reference Shares to the Initial Reference Level for the Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

      Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Failure to pay and payment upon an event of default

      In the event we fail to pay the Redemption Amount on the applicable Maturity Date, any overdue payment in respect of the Redemption Amount of any note will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the first Business Day following such failure to pay, unless otherwise specified in the applicable terms supplement. Such rate shall be determined by the calculation agent in its sole discretion. If interest is required to be calculated for a period of less than one year as a result of our failure to pay the Redemption Amount on the applicable Maturity Date, it will be calculated on the basis of the actual number of days in the period and the actual number of days in the year.

      For the avoidance of doubt, this provision will not apply if the Redemption Amount is not paid on the applicable Maturity Date as a result of a Settlement Disruption Event. See the definition of “Settlement Disruption Events” above for further details.

      Unless otherwise specified in the applicable terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 face amount note upon any acceleration of the notes shall be determined by the calculation agent in good faith and in a commercially reasonable manner. If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Other provisions

      Unless otherwise specified in the applicable terms supplement, there will be no optional early redemption for taxation reasons, and we will not pay any additional amounts if any deduction or withholding for any current or future taxes or governmental changes is required in connection with the notes.

      The notes are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. We intend to take the position that the notes will not be issued with Original Issue Discount. See “Taxation in the United States” for a complete discussion of the tax consequences of the notes. In addition, there is no optional redemption or extension of maturity in connection with the notes unless otherwise specified in the applicable terms supplement.

Listing

      The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Governing law

      The notes will be governed by and interpreted in accordance with the laws of the State of New York.

RISK FACTORS

      Unlike ordinary debt securities, the return on the notes depends on changes in value of an equity security. As described in more detail below, the trading price of the notes may vary considerably before the applicable Maturity Date due, among other things, to fluctuations in the price of the Reference Shares and other events that are difficult to predict and beyond our control. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the Reference Shares. You should consider carefully the following risks before investing in the notes.

You may lose a significant part of your investment in the notes.

We will not repay you a fixed amount of principal on the notes on the applicable Maturity Date, and we are not liable for any loss of principal that you may incur due to fluctuations in the market price of the Reference Shares.

      Your notes combine limited features of debt and equity. The terms of your notes differ from those of ordinary debt securities in that we will not pay you a fixed face amount in cash on the applicable Maturity Date if (a) the Final Reference Level is less than the Initial Reference Level and (b) the Knock-In Level Trigger has occurred. In such a circumstance, we will deliver to you a number of Reference Shares with a market value less than the face amount of your notes, and which value may be zero.

      You may lose part or all of your investment if you sell the notes in the secondary market before they are redeemed. Even if the Redemption Amount is equal to the price you paid for the notes, it may, even taking into account the interest payable on the notes, not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The formula for determining the Redemption Amount does not take into account all developments in the market price of the Reference Shares.

      If the Knock-In Level Trigger never occurs or the Final Reference Level is greater than or equal to the Initial Reference Level, changes in the market price of the Reference Shares will not be reflected in the Redemption Amount payable on the applicable Maturity Date. If the Knock-In Level Trigger does occur and the Final Reference Level is less than the Initial Reference Level, the Redemption Amount will be less than the face amount of your investment in the notes. Accordingly, even if the market price of the Reference Shares has risen at certain times during the term of the notes, you will not receive more than the face amount of your investment, and could lose a significant portion of your investment.

We may be unable to deliver Reference Shares on the applicable Maturity Date.

      If certain events occur during the life of the notes, the notes will be redeemed by delivery of a number of Reference Shares in lieu of a cash payment on the applicable Maturity Date. On the applicable Original Issue Date, we will not hold the Reference Shares that would be delivered in such circumstances. If a Settlement Disruption Event occurs, we may be unable to provide the Reference Shares on the applicable Maturity Date and the delivery of those Reference Shares may be delayed by as many as 60 days. If that occurs, you may not receive any payment (in Reference Shares or otherwise) on your notes for up to 60 days after the applicable Maturity Date and will not be entitled to receive any additional payments, whether of interest or otherwise, as a result of the delay. See “Description of Notes — Settlement Disruption Events” for further details.

Past Reference Share performance is no guide to future performance.

      The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount, may bear little relation to the historical prices of the Reference Shares or to the hypothetical return examples set forth elsewhere in any terms supplement. We cannot predict the future performance of the Reference Shares.

An increase in the market price of the Reference Shares may not increase the market value of your notes.

      Owning the notes is not the same as owning the Reference Shares. Accordingly, the market value of your notes may not have a direct relationship with the market price of the Reference Shares, and changes in the market price of the Reference Shares may not result in a comparable change in the market value of your notes. If the price per Reference Share increases above the Initial Reference Level, the market value of your notes may not increase. It is also possible for the price of the Reference Shares to increase while the market value of your notes declines.

The calculation agent will have the authority to make determinations that could affect the market value of your notes and the Redemption Amount you receive.

      The calculation agent for the notes will have sole discretion in making various determinations that affect your notes, including the Final Reference Level, the Redemption Amount, the amount payable on any acceleration, and the existence and effects of Market Disruption Events and Adjustment Events. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described below under the heading “There may be conflicts of interest between you and the agent or its affiliates.”

You will have no shareholder rights in the Reference Shares.

      Investing in the notes is not equivalent to investing in the Reference Shares. Neither you nor any other holder or owner of notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Reference Shares by virtue of your holding notes.

Assuming no changes in market conditions or any other relevant factors, the value of your notes on the applicable Trade Date will be significantly less than the face amount of the notes.

      The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If the applicable agent makes a market in the notes, the price quoted by that agent would reflect any changes in market conditions and other relevant factors, and the quoted price could be lower or higher than the original issue price, and may be lower than the value of your notes as determined by reference to pricing models used by that agent.

      If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by the applicable agent. Furthermore, if you are able to sell your notes, you will likely be charged a commission for secondary market transactions, or the price you realize will likely reflect a dealer discount.

      There is no assurance that the applicable agent or any other party will be willing to purchase your notes and, in this regard, the applicable agent will not be obligated to make a market in the notes.

The market price of your notes may be influence by many unpredictable factors.

      The following factors, nearly all of which are beyond our control, will influence the market value of your notes, as well as the Redemption Amount:

•	the market price of the Reference Shares at any time, in particular, whether the market price of the Reference Shares has fallen below the Knock-In Level;

•

the dividend rate on the Reference Shares. While dividend payments on the Reference Shares, if any, are not paid to holders of the notes, such payments may have an influence on the market price of the Reference Shares and therefore on the notes;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the Reference Shares in particular;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.

      These factors will influence the price you will receive if you sell your notes prior to the applicable Maturity Date. If you sell your notes prior to the applicable Maturity Date, you may receive less than the face amount of your notes. You cannot predict the future performance of the Reference Shares based on their historical performance.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes is likely to adversely affect the market value of the notes prior to maturity.

      While the payment on the applicable Maturity Date will be based on the full face amount of your notes as described in the applicable terms supplement, the original issue price of the notes may include each agent’s commission and the cost of hedging our obligations under the notes. Such cost may include the expected cost of providing such hedge, as well as the profit the hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which each agent will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by that agent, as a result of such compensation or other transaction costs.

There may be conflicts of interest between you and the applicable agent and its affiliates.

      The applicable agent and its affiliates may engage in trading activities related to the Reference Shares. These trading activities may present a conflict between your interest in your notes and the interests that agent and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Reference Shares, could be adverse to your interests as a beneficial owner of your notes.

      The applicable agent and its affiliates may, at present or in the future, engage in business with us or with the issuers of the Reference Shares, including making loans to or equity investments in the issuer of the Reference Shares or its affiliates or providing advisory services to the issuer of the Reference Shares or its affiliates. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of the agent or one of its affiliates and your interests as a beneficial owner of notes. Moreover, one or more of that agent’s affiliates may publish research reports with respect to the issuers of the Reference Shares. Any of these activities by the applicable agent or any of its affiliates may affect the market price of the Reference Shares and, therefore, the market value of your notes and the Redemption Amount we will pay on your notes.

Antidilution protection is limited and adjustments to the terms of the notes may not match actual developments with regard to the Reference Shares.

      The calculation agent in its sole discretion will make adjustments to the Initial Reference Level and consequently the Knock-In Level and the Share Redemption Amount for certain events affecting the Reference Shares, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of the Reference Shares or another party makes a partial tender or partial exchange offer for the Reference Shares. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of your notes may be materially and adversely affected. See “Description of Notes — Adjustment Events” above for further details.

We are not responsible for any disclosure by the issuers of the Reference Shares.

      We are not affiliated with the issuers of the Reference Shares. All disclosures contained in any terms supplement regarding the issuers of the Reference Shares are derived from publicly available documents and other publicly available information. We have not participated in the preparation of these documents or made any due diligence inquiry with respect to the issuer of the Reference Shares in connection with the offering of the notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Reference Shares are accurate or complete, and are not responsible for public disclosure of information by the issuers of the Reference Shares, whether contained in filings with the Securities and Exchange Commission or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of any terms supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Reference Shares or the market price of the Reference Shares (and consequently the Initial Reference Level, the Knock-In Level and Redemption Amount), will have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of or failure to disclose material future events concerning the issuers of the Reference Shares could affect the value received on any date with respect to your notes and, therefore, the trading prices of your notes. Any prospective purchaser of the notes should undertake an independent investigation of the issuer of the Reference Shares as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

      The issuers of the Reference Shares are not involved in any offering of these notes in any way, and have no obligation of any sort with respect to these notes. Thus, the issuers of the Reference Shares have no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Reference Shares in any way.

The applicable Determination Date and the applicable Maturity Date may be postponed if a Market Disruption Event occurs.

      If the calculation agent in its sole discretion determines that a Market Disruption Event has occurred or is continuing on the applicable Determination Date, that Determination Date will be postponed until the first Trading Day on which no Market Disruption Event occurs or is continuing, but in no event will the postponement last for more than five Business Days. As a result, the applicable Maturity Date of your notes may be postponed, although not by more than five Business Days. Thus, you may not receive the Redemption Amount until several days after the originally scheduled due date. Moreover, if the Final Reference Level is not available on the applicable Determination Date, as so postponed, because of a continuing Market Disruption Event or for any other reason, the calculation agent in its sole discretion will nevertheless determine the Final Reference Level based on its assessment, made in its sole discretion, of the value of the Reference Shares at that time.

Secondary trading in the notes may be limited.

      The notes will be new issuances of securities with no established trading market. Unless otherwise specified in the applicable terms supplement, the notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for the notes. In this regard, the agent and its affiliates are not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by the agent or its affiliates.

The U.S. Federal income tax treatment on the notes is uncertain, and the terms of the notes require you to follow the treatment that we will adopt.

      There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes. Unless otherwise specified in the applicable terms supplement, by purchasing a note, you agree with us to treat such note as consisting of (1) a put option (the Put Option) that requires you to purchase the Reference Shares from us for an amount equal to the Deposit (as defined below) if the Redemption Amount on the applicable Maturity Date is the Share Redemption Amount, and (2) a deposit of cash in an amount equal to the face amount of a note (the Deposit) to secure your potential obligation to purchase the Reference Shares. Accordingly, under this tax treatment, the stated interest payments on the notes are divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit and the remainder of which is attributable to your sale of the Put Option to us (the Put Premium). We are not requesting a ruling from the United States Internal Revenue Service (IRS) with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this product supplement or the accompanying prospectus supplement and prospectus. If the IRS successfully argues that the notes should be treated differently, then the timing and character of any inclusion in income in respect of your notes may be affected. Prospective investors should consult their own tax advisor and consider the U.S. Federal income tax consequences of investing in the notes under their particular situation. For more information, please review the discussion in the product supplement below and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

USE OF PROCEEDS AND HEDGING

      Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the applicable terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our hedge counterparties (which are likely to be the agents or affiliates of the agents) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of proceeds” in the accompanying prospectus.

      On or prior to the date of the applicable terms supplement, the relevant agent, our hedge counterparties or one or more of their affiliates may hedge some or all of their anticipated exposure in connection with any hedging transaction entered into with us in connection our issuance of the notes by taking positions in the Reference Shares or instruments whose value is derived from the Reference Shares. While we cannot predict an outcome, such hedging activity or other hedging and investment activity of ours could potentially increase the price of the Reference Shares as well as the Initial Reference Level, and, therefore, effectively establish a higher level that the Reference Shares must achieve for you to obtain a return on your investment or avoid a loss of principal on the applicable Maturity Date. From time to time, prior to maturity of the notes, the relevant agent, calculation agent, our hedge counterparties or one or more of their affiliates may pursue a dynamic hedging strategy which may involve taking long or short positions in the Reference Shares or instruments whose value is derived from the Reference Shares. Although we have no reason to believe that any of these activities will have a material impact on the level of the Reference Shares or the value of the notes, we cannot assure you that these activities will not have such an effect.

      We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of notes shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

ADDITIONAL INFORMATION

Calculation agent

      The calculation agent for the notes will be designated in the applicable terms supplement. The calculation agent will determine, among other things, the Final Reference Level and all calculations and determinations regarding Market Disruption Events, Settlement Disruption Events, Adjustment Events, the Redemption Amount and the interest rate applicable to any overdue payment of the Redemption Amount. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the applicable terms supplement without your consent and without notifying you.

      The calculation agent will, as soon as practicable after receipt of any written request to do so, advise a noteholder of any determination made by it on or before the date of receipt of that request. The calculation agent will make available for inspection by noteholders copies of these determinations. Upon request, the calculation agent will also provide a written statement to a noteholder showing how the Redemption Amount per face amount of the notes was calculated. Requests to the applicable calculation agent may be sent to the address set forth in the applicable terms supplement.

      The calculation agent will provide written notice to the trustee and paying agents, on which notice the trustee and paying agents may conclusively rely, of the amount to be paid on the applicable Maturity Date on or prior to 11:00 a.m. on the Business Day preceding the applicable Maturity Date.

      The calculation agent will serve as calculation agent pursuant to the terms of a calculation agency agreement between us and that calculation agent. Under the terms of the calculation agency agreement, the calculation agent will act as an independent party and not as an agent of us or of any holder of notes and will not assume any obligations or relationship of agency or trust for or with any holder of notes. We will indemnify the calculation agent in the event of certain losses, liabilities, costs, claims, actions and demands in connection with its appointment and service as calculation agent. We may terminate and replace the calculation agent on 90 days’ written notice to the calculation agent. The calculation agent may resign, pending the appointment of a replacement calculation agent, on 90 days’ prior written notice. Notice of the termination or resignation and replacement of the calculation agent will be provided to the holders of the notes.

Same-day funds settlement and pricing

      The initial settlement for the notes and all cash payments in respect of the notes will be made in immediately available funds.

      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, transfers of the notes will be made in the Same-Day Funds Settlement System DTC until maturity, and secondary market trading activity in the notes will therefore be required by the DTC to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

TAXATION IN THE UNITED STATES

      The following discussion supplements and, to the extent inconsistent with, replaces the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and you should read the following discussion in conjunction with the discussion in the prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. Federal income tax consequences that may be relevant to the ownership of the notes. This summary addresses only the U.S. Federal income tax considerations of U.S. Holders (as defined below) that acquire a note at its original issuance and that will hold that note as a capital asset.

      This summary does not address all U.S. Federal income tax matters that may be relevant to you. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation:

•	financial institutions;

•	insurance companies;

•	dealers or traders in securities, currencies or notional principal contracts;

•	tax-exempt entities;

•	regulated investment companies;

•	real estate investment trusts;

•

persons that will hold the notes as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons that own (or are deemed to own) 10% or more of our voting shares or interests treated as equity; and

•	partnerships, pass-through entities or persons who hold the notes through partnerships or other pass-through entities.

      Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a note. This summary also does not describe any tax consequences arising under the laws of any taxing jurisdictions other than the Federal income tax laws of the U.S. Federal government.

      This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), United States Treasury Regulations and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available on the date of this product supplement. All of these are subject to change, and any changes could apply retroactively and could affect the tax consequences described below.

      In this summary, a U.S. Holder is a beneficial owner of a note that is, for U.S. Federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

      As provided in United States Treasury Regulations, certain trusts in existence on August 20, 1996, that were treated as United States persons prior to that date that maintain a valid election to continue to be treated as United States persons also are U.S. Holders. If a partnership holds the notes, the U.S. Federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a note, you should consult your tax advisor regarding an investment in the notes under your particular situation.

General

      There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes. Unless otherwise indicated in the applicable terms supplement, by purchasing a note, you agree with us to treat such note as consisting of (1) a Put Option that requires you to purchase the Reference Shares from us for an amount equal to the Deposit if the Redemption Amount at Maturity is the Share Redemption Amount and (2) a Deposit of cash in an amount equal to the face amount of a note to secure your potential obligation to purchase the Reference Shares. Accordingly, under this characterization, the stated interest payments on the notes is divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit, and the remainder of which is the Put Premium attributable to your sale of the Put Option to us. These two components for each issuance of notes will be specified in the applicable terms supplement. We are not requesting a ruling from the IRS with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this product supplement or the accompanying prospectus supplement and prospectus regarding the treatment of the notes and our allocation of stated interest payments on the notes. If the IRS successfully argues that the notes and the allocation should be treated differently, the timing and character of any inclusion in income in respect of your notes may be affected.

      Prospective investors should consult their own tax advisors regarding the proper treatment of the notes for U.S. Federal income tax purposes and the tax consequences of an investment in the notes under the Federal, state and local laws of the United States and any other jurisdiction where the investor may be subject to taxation with respect to their own particular situation.

      Except as provided in “Alternative characterization of the notes” below, the remainder of this discussion assumes that the notes are treated as described above.

Tax consequences to U.S. Holders

Interest payments on the notes

      We, and by your purchase of the notes, you agree to treat the Deposit as a short-term obligation for U.S. Federal income tax purposes. Under the applicable Treasury Regulations, the Deposit will be treated as being issued at a discount equal to the sum of the quarterly interest payments that is attributable to interest on the Deposit for U.S. Federal income tax purposes. If you are an accrual method or a cash method U.S. Holder that elects to accrue the discount currently, you will be required to include the discount in income as it accrues on a straight-line basis, unless you elect to accrue the discount on a constant yield method based on daily compounding. If you are a cash method U.S. Holder and you do not elect to accrue the discount, you should include the portion of the payments attributable to interest on the Deposit as income upon receipt and you will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued interest until such interest is included in income. Furthermore, if you are a cash method U.S. Holder, any gain realized on the Deposit upon the sale, exchange, or retirement of the notes will be ordinary income to the extent of the discount that has accrued on a straight lined basis (or, if an election was made, according to a constant yield method based on daily compounding) but not previously included in income through the date of sale, exchange or retirement.

Put Premium on the notes

      The Put Premium generally will not be taxable to you upon receipt. If the Put Option expires unexercised and a cash payment is made to you upon maturity of the notes, you will recognize with respect to the Put Option component of the notes, short term capital gain equal to the total Put Premium received.

      If we exercise the Put Option (i.e., the Reference Shares are delivered upon maturity of the notes), you will not recognize any gain or loss with respect to the Put Option other than with respect of any cash received in lieu of fractional shares. Your adjusted basis in the Reference Shares received will equal the Deposit, plus accrued but unpaid interest on the Deposit, less the total Put Premium received. Your holding period for any Reference Shares received will commence on the day after the delivery of the Reference Shares. To the extent you receive any cash in lieu of fractional shares, you will generally recognize short-term capital gain or loss in an amount equal to the difference between the amount of such cash received and your basis in the fractional shares, which is determined by allocating your total adjusted basis in the Reference Shares between the amount of cash received and the relative fair market value of the Reference Shares actually received.

Sale or exchange of the notes

      Upon the sale or exchange of the notes for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option according to their respective values on the date of the sale or exchange. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount you receive that is apportioned to the Deposit and your adjusted basis in the Deposit. Your adjusted basis in the Deposit will generally equal the face amount of your notes, increased by the amount of any income you have recognized in connection with the Deposit and decreased by the amount of any payment received with respect to the Deposit. Such gain or loss will be short-term capital gain or loss, except to the extent attributable to accrued discount on the Deposit, which would be taxable as such as described under “Interest payments on the notes” above.

      With respect to the Put Option, the amount of cash you receive upon the sale or exchange of the notes that is apportioned to the Put Option plus the total Put Premium previously received will be treated as short-term capital gain. If on date of the sale or exchange of the notes, the value of the Deposit is in excess of the amount you received upon such sale or exchange, then you will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser’s assumption of your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to the purchaser with respect to the assumption of the Put Option. The amount of the deemed payment will be treated as an amount received with respect to the Deposit in determining your gain or loss with respect to the Deposit.

Alternative characterizations of the notes

      There is currently no statutory, judicial or administrative authority that directly addresses the proper treatment of the notes for U.S. Federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with, or that a court will uphold, the characterization and treatment of the notes described above. If the IRS successfully asserts an alternative characterization of the notes, the timing and the character of any income with respect to the notes may differ from that described above. For example, it would be a reasonable interpretation of current law for the IRS to assert that the notes should be treated as a single debt instrument, in which case the notes would be subject to the rule concerning short-term debt securities as described in the accompanying prospectus under “Taxation in the United States”. Accordingly, prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the notes.

      From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any, and whether any such guidance would be applied on a retroactive basis. Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of your investment, possibly retroactively.

      In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

      Since you will receive coupon payments on the notes on a current basis and by acquiring the securities you agree to treat a portion of the monthly coupon payments as ordinary income for U.S. Federal income tax purposes in accordance with your regular method of accounting, if any regulations are ultimately adopted pursuant to the notice with respect to pre-paid forward contracts and similar instruments, it is unclear whether such regulations would apply to the securities and, if so, whether such regulations would otherwise alter the tax treatment of the securities (e.g., requiring accrual of the full amount of the coupon as ordinary income and/or requiring any gain or loss to be characterized as ordinary rather than capital).

      The IRS and the Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. Federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and the IRS issue guidance providing that some other treatment is more appropriate.

      You should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of important U.S. Federal income tax considerations and consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes under the tax laws of the country of which you are resident for tax purposes as well as under the laws of any applicable state, local or foreign jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION

      Under the terms and subject to the conditions contained in the Distribution Agreement dated June 2, 2004, as amended on December 21, 2005 (the Distribution Agreement), entered into between Eksportfinans and the agents party thereto, by accession or otherwise, the agents with respect to an offering of notes may act as principal for their respective own accounts (each, a principal participant) or on a fiduciary or placement agent basis, as agent on behalf of its customers (each, an agency participant). The applicable terms supplement will specify whether an agent is acting as a principal participant or an agency participant. Each principal participant participating in an offering of notes will act as principal for its own account, and will agree to purchase from us, and we will agree to sell to it, the principal amount of notes specified on the cover page of the applicable terms supplement. Each such principal participant will propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of the applicable terms supplement. Each agent may allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the applicable terms supplement. After the initial offering of the notes, the agents may vary the offering price and other selling terms from time to time. Each agency participant may participate in an offering of notes only to (i) purchase notes as a fiduciary for its investment management accounts, its trust accounts and other similarly situated accounts and/or (ii) place notes as agent for its advised accounts that have specifically consented to purchase notes in a particular offering.

      An agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

      In order to facilitate the offering of the notes, an agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, an agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. That agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if that agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, An agent may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. An agent is not required to engage in these activities, and may end any of these activities at any time.

      From time to time, the applicable agent and its affiliates may engage in transactions with and performance of services for us which they may be paid customary fees. In particular, the applicable agent (or its affiliates) will likely be our swap counterparty for a hedge of our obligation in connection with any issuance of notes.

      No action has been or will be taken by us, any agent or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

      Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

      Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third Business Day following the applicable Trade Date (which is referred to as a T+3 settlement cycle).